EXHIBIT 11
               AIRBORNE FREIGHT CORPORATION AND SUBSIDIARIES
                     COMPUTATION OF EARNINGS PER SHARE

                                            YEAR ENDED DECEMBER 31,
                                             ----------------------
                                         1995         1994         1993
                                         ----         ----         ----
                                      (In thousands except per share data)
PRIMARY:

Net Earnings Available                 $23,544      $37,941      $36,357
  to Common Shareholders               =======      =======      =======

Average Common Shares Outstanding       21,050       20,645       19,255
Effect of Dilutive Stock Options           154          356          341
                                       -------      -------      -------

Total Average Shares Outstanding        21,204       21,001       19,596
                                       =======      =======      =======

Primary Earnings Per Share             $  1.11      $  1.81      $  1.86
                                       =======      =======      =======

FULLY DILUTED:

Net Earnings Available                 $23,544      $37,941      $36,357
  to Common Shareholders
Redeemable Preferred Stock Dividends      --            894        2,760
Convertible Debentures                    --          4,331         --
                                       -------      -------      -------
Adjusted Net Earnings                  $23,544      $43,166      $39,117
                                       =======      =======      =======

Average Common Shares Outstanding       21,050       20,645       19,255
Effect of Dilutive Stock Options           250          356          552
Effect of Conversion of                   --          3,239         --
Subordinated Debentures
Effect of Conversion of Redeemable        --            559        1,710
Preferred Stock Dividends
                                       -------      -------      -------
Total Average Shares Outstanding        21,300       24,799       21,517
                                       =======      =======      =======

Fully Diluted Earnings Per Share       $  1.11      $  1.74      $  1.82
                                       =======      =======      =======
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